Exhibit 10.11

Execution Copy

Dated 21 February 2005

SHURGARD STORAGE CENTERS INC.

and

CRESCENT EURO SELF STORAGE INVESTMENTS S.à r.l.

and

FIRST SHURGARD FINANCE S.à r.l.

and

SOCIETE GENERALE

SHURGARD 2005 WORKING CAPITAL FACILITY AGREEMENT

with respect to a

USD 2,985,000 working capital facility

to be granted to First Shurgard Finance S.à r.l.

Rue Brederode 13

B - 1000 Brussels

Telephone (32-2) 501 94 11

Facsimile (32-2) 501 94 94

SHURGARD 2005 WORKING CAPITAL FACILITY AGREEMENT

BETWEEN:	(1)

Shurgard Storage Centers Inc., a company organized and existing under the laws of Washington, having its registered office at Valley Street 1155, Suite 400, 98109 Seattle WA, USA,

represented for the purposes of this Agreement by Kris Van Mieghem, Attorney-in-fact,

hereinafter referred to as the “Shurgard”;

AND:	(2)

Crescent Euro Self Storage Investments S.à r.l., a company organised and existing under the laws of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B-93.753, represented for the purposes of this Agreement by Asim Zafar, Muhannad M. Abulhasan and/or Henry Thompson,

hereinafter referred to as “Crescent”;

AND:	(3)

First Shurgard Finance S.à r.l., a company organised and existing as a société à responsabilité limitée under the laws of the Grand-Duchy of Luxembourg, having its registered office at 1, rue des Glacis, L-1628 Luxembourg, registered with the Luxembourg register of commerce and companies under the number B-93014, represented for the purposes of this Agreement by Steven De Tollenaere, Manager,

hereinafter referred to as the “Borrower”;

AND:	(4)

Société Générale, a banking institution organized and existing under the laws of France, having its registered office at 29 boulevard Haussmann, 75009 Paris, France,

represented for the purposes of this Agreement by Judith Zimmermann,

hereinafter referred to as the “Facility Agent”;

WHEREAS

(A)	The Borrower has entered into a senior credit agreement dated on 26 May 2003, as amended from time to time, (the “Senior Credit Agreement”) made between, among others, the Borrower, First Shurgard SPRL and Société Générale as mandated lead arranger, facility agent and security agent, of which the Parties have received a copy.

(B)	The Lenders have agreed to grant the Borrower financing by way of a working capital credit facility in an aggregate amount in principal of USD 2,985,000 upon the terms set out in this agreement (the “Agreement”).

NOW, THEREFORE, the parties have agreed as follows:

1	Definitions - Interpretations

1.1	For the purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1:

“Accounting Quarter” has the meaning set out in the Senior Credit Agreement.

“Additional Mezzanine Bond Commitment” has the meaning given to the term “Commitment” in the Additional Mezzanine Bond Subscription Agreement.

“Additional Mezzanine Bond Subscription Agreement” means the subscription agreement entered into on 21 February 2005 between the Borrower, Shurgard and the Facility Agent, as amended from time to time, relating to the issue of 5,970 bonds by the Borrower.

“Advance” means the principal amount of each advance, which should not be less than USD 500,000, made or to be made under this Agreement by the Lenders to the Borrower, as from time to time reduced by repayment or prepayment.

“Advance Date” means the date on which an Advance is to be made by the Lender.

“Available Facility” means, in relation to an Advance, the aggregate for the time being of USD 2,985,000 minus:

(i)	the sum of the Advances made under this Agreement; and

(ii)	in relation to any proposed Advance, the sum of the Advances that are due to be made on or before the Advance Date for the relevant proposed Advance.

“Availability Period” means the period from and including the date of this Agreement up to and including the Availability Period End Date.

“Availability Period End Date” has the meaning set out in Clause 4.1.

“Banking Day” means a day, other than a Saturday or Sunday, on which banks are open for business in the jurisdiction of incorporation of both the Borrower and the Lenders.

“Default” has the meaning set out in the Senior Credit Agreement.

“Downstream Intercompany Loan Agreement” has the meaning set out in the Senior Credit Agreement.

“Event of Default” has the meaning set out in the Senior Credit Agreement.

“Extraordinary Employment Payments” mean any payments made by the Borrower, First Shurgard, any Asset Company (as defined in the Senior Credit Agreement) or any Intermediate Company (as defined in the Senior Credit Agreement) to or related to their employees in Denmark, Sweden, Luxembourg or the United Kingdom, other than salaries, normal severance payments or other employment related payments in the ordinary course of business relating to, as the case may be the pro rata part of, the services rendered by the relevant employees to the Borrower, First Shurgard SPRL, any Asset Company or any Intermediate Company that have not already been paid by the Borrower, First Shurgard, any Asset Company or any Intermediate Company to Shurgard Europe or to any of its Subsidiaries (as defined in the Senior Credit Agreement).

“Finance Costs” has the meaning set out in the Senior Credit Agreement.

“First Shurgard” means First Shurgard SPRL, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the register of legal entities under number 0479.505.939.

“German Borrower” means First Shurgard Deutschland GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its registered office at Siemensstrasse 31, 47533 Kleve, Germany, which is registered in the commercial register (Handelsregister) of the local court of Kleve under HRB 2593;

“Group” has the meaning set out in the Senior Credit Agreement.

“Interest” has the meaning set out in Clause 6.1.

“Lenders” means Shurgard and Crescent, each of them being referred to individually as a “Lender”.

“Lender Account” means, in relation to an Advance:

(i)	for Shurgard its bank account number 67539510 in the name of Shurgard Storage Centers, Inc. with Bank of America (swift: BOFAUS3N – aba number: 0260-0959-3) or any other bank account designated by Shurgard;

(ii)	for Crescent its bank account number 411040/001.000.978 in the name of Crescent Euro Self Storage Investments S.à r.l with HSBC Trinkhaus & Burkhardt (International) SA (swift: TUBDLULL) (correspondent bank: Kredietbank SA Luxembourg – swift: KBLXLULL) or any other bank account designated by Crescent.

“Parties” means the parties mentioned above as well as any other person who may in the future become a party to this Agreement.

“Quarter Date” has the meaning set out in the Senior Credit Agreement.

“Repayment Amount” has the meaning set out in Clause 5.1.

“Repayment Date” means May 26, 2008 plus sixty (60) calendar days, unless the Senior Credit Agreement is extended, in which case the Repayment Date shall mean May 26, 2009 plus sixty (60) calendar days. The foregoing notwithstanding, if the Senior Credit Agreement is terminated and repaid in full earlier than such date, Repayment Date shall mean the date of the repayment in full of all amounts due by the Borrower under the Senior Credit Agreement.

“Senior Credit Agreement” means the senior credit agreement entered into by amongst others the Borrower, the German Borrower and the Facility Agent, dated 26 May 2003, as amended from time to time.

“Senior Finance Documents” has the meaning set out in the Senior Credit Agreement.

“Shurgard Europe” means Shurgard Self Storage SCA, a company organised and existing under the laws of Belgium, having its registered office at Quai du Commerce 48, 1000 Brussels, Belgium, registered with the register of legal entities under number 0454.057.394.

“Subscription Agreement” means the subscription agreement entered into by Shurgard, the Borrower and the Facility Agent, dated 26 May 2003, as amended from time to time, relating to the issue of 20,000 bonds by the Borrower.

“Total Net Rental Income” has the meaning set out in the Senior Credit Agreement.

“Updated Business Plan” has the meaning set out in the Senior Credit Agreement.

1.2	Interpretation

1.2.1	The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2	The Annexes to this Agreement form an integral part thereof and any reference to this Agreement includes the Annexes and vice versa.

1.2.3	The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.4	The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

1.2.5	All terms defined in this Agreement shall have the same meaning regardless of whether they are used in the singular or plural number.

1.2.6	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

2	Advances

2.1	Subject to the terms of this Agreement, the Lenders make available to the Borrower a credit facility in a maximum aggregate amount equal to USD 2,985,000, of which:

(i)	of which 80% (i.e., a maximum aggregate amount equal to USD 2,388,000) shall be made available by Crescent; and

(ii)	of which 20% (i.e., a maximum aggregate amount equal to USD 597,000) shall be made available by Shurgard.

2.2	During the Availability Period, the Borrower may borrow Advances under this Agreement from the Lenders and the Lenders hereby irrevocably undertake to make such Advances in the proportions set out Clauses 2.1(i) and 2.1(ii), if and to the extent a draw down, which is allowed under Clause 3 of this Agreement, is requested in writing by the Facility Agent or the Borrower (the “Advance Request”) provided that such Advance is less than or equal to the Available Facility.

2.3	The Advance Request shall be in the form attached hereto as Annex 1.

2.4	If the Borrower intends to draw down funds under this Agreement, the Borrower shall, at least 5 days prior to the date of the proposed Advance, send the Facility Agent a copy of the Advance Request together with an overview of the Borrower’s sources and uses of funds for the 12-months’ period following the date of the Advance Request, substantially in the form attached hereto as Annex 2.

2.5	The proceeds of each Advance shall be paid into the Debt Drawdown Account, as defined in the Senior Credit Agreement.

3	Use of Advances

3.1	The Borrower shall be allowed to draw down funds under this Agreement:

3.1.1	(i) to avoid imminent default by the Borrower under the Senior Credit Agreement; and

(ii)	in case of an Event of Default,

to pay or repay sums due by the Borrower under the Senior Credit Agreement;

3.1.2	(i) to avoid imminent default by the German Borrower under the Senior Credit Agreement; and

(ii)	in case of an Event of Default,

to down-lend these funds in accordance with the Downstream Intercompany Loan Agreement to the German Borrower that will use such funds to pay or repay sums due by it under the Senior Credit Agreement;

3.1.3	to fund the Borrower’s working capital requirements for general corporate purposes; and

3.1.4	to down-lend these funds in accordance with the Downstream Intercompany Loan Agreement to the German Borrower that will use such funds to fund its working capital requirements for general corporate purposes.

3.2	The Facility Agent shall be allowed to require the Borrower to draw down funds under this Agreement in case of an Event of Default to pay or repay sums due by the Borrower or by the German Borrower under the Senior Credit Agreement.

3.3	The Borrower shall be allowed to, and the Facility Agent shall be allowed to require the Borrower to, draw down funds under this Agreement up to a maximum amount which is equal to the amount of the Extraordinary Employment Payments.

3.4	Notwithstanding any other provision of this Agreement but subject to Clause 3.5 below, the Borrower shall not be allowed to, and the Facility Agent shall not be allowed to require the Borrower to, draw down funds in accordance with Clauses 3.1, 3.2 and 3.3 until the date on which the full amount of the Additional Mezzanine Bond Commitment has been drawn down in accordance with the Additional Mezzanine Bond Subscription Agreement.

3.5	If the Facility Agent is permitted to require the Borrower to draw down funds pursuant to Clause 3.2 of this Agreement and decides to draw down at the same time all available funds under the Additional Mezzanine Bond Subscription Agreement in accordance with Clause 4.2 of the Additional Mezzanine Bond Subscription Agreement, Clause 3.4 of this Agreement shall not apply.

4	Availability Period End Date

4.1	Provided that the amount of the Additional Mezzanine Bond Commitment has not been drawn down in full in accordance with the Additional Mezzanine Bond Subscription Agreement, no Advance Request can be made after the “Availability Period End Date”, being:

4.1.1	the Quarter Date falling immediately after the date falling 365 days after the date of this Agreement provided that the Lenders or First Shurgard are able to demonstrate to the Facility Agent compliance with the Updated Business Plan by demonstrating that the ratio of Total Net Rental Income to Finance Costs is not less than or equal to 0.5:1 (the “Required Ratio”) on such Quarter Date in relation to the preceding Accounting Quarter; or

4.1.2	if the Required Ratio is not met on the Quarter Date specified in Clause 4.1.1 above, the next Quarter Date on which the Required Ratio is met.

4.2	Notwithstanding the above, the Availability Period End Date shall in no event be later than the Banking Day preceding the Repayment Date.

5	Repayment

5.1	Final Repayment

The Advances will be repaid at 100% of the sum of the principal amount of the Advances together with the Interest accrued thereon and compounded therewith (“Repayment Amount”) on the Repayment Date.

5.2	Cancellation

All Advances repaid by the Borrower pursuant to any of the provisions of this Agreement will be cancelled and may not be re-drawn.

6	Interest

6.1	Interest Rate

The Advances (from the date that they have been made available in accordance with Clause 2.5) bear interest at the rate of 9.75% per annum (the “Interest”).

6.2	Payment of the Interest

6.2.1	The Interest will accrue on a daily basis and will be calculated on the basis of a 360-day year.

6.2.2	On the 1st of January of each year, the Interest that accrued during the previous calendar year pursuant to Clauses 6.1 and 6.2.1 shall, solely for the purpose of calculating the Interest as from such date, be compounded to the principal amount of the Advances and shall therefore as from such date also bear interest pursuant to Clauses 6.1 and 6.2.1.

6.2.3	The amount of the Interest accrued on and compounded with the principal amount of the Advances shall be paid at the time of repayment of the Advances, provided however that no Interest shall be paid prior to the termination of the Senior Credit Agreement.

6.3	Accrual of Interest

Each Advance will cease to bear interest from the due date for repayment of such Advance unless, upon due presentation, payment of principal is improperly withheld or refused; in such event such Advance shall continue to bear interest at such rate (both before and after court judgement) until the day on which all sums due in respect of such Advance up to that day are received by the relevant Lender.

6.4	Late Payment Interest

If any amount payable by the Borrower or the Lenders hereunder is not paid when due (whether at stated maturity, by acceleration or otherwise), interest shall accrue on that amount, to the extent permitted by applicable law, during the period from and including the due date thereof, to but excluding the date that the amount is paid, automatically and without further notice of default at a rate per annum equal to 12% calculated quarterly.

6.5	Quarterly reporting obligation

Within 10 business days following each Quarter Date, the Borrower shall provide each Lender with a computation of the sum of the outstanding principal amount of such Lender’s Advances together with the Interest accrued thereon and compounded therewith on such closing date.

7	Payments and application

7.1	Unless required by law, all payments made by the Borrower hereunder shall be made free and clear of and without any deduction for or on account of any tax, set-off or counterclaim.

7.2	If the Borrower is compelled by law to make any such deduction or withholding, the Borrower will promptly pay to the Lenders such additional amount as will result in the net amount received by the Lenders being equal to the full amount which they would have received if there had been no such deduction or withholding.

All payments by the Borrower shall be made in USD to be received no later than 4pm on the due date to the Lender Account.

7.3	Application and Distribution of Payments

All payments received by the Lenders from the Borrower under this Agreement shall, regardless of any designation by the Borrower be applied, first towards payment of any interest then due and payable, second in or towards payment of any Repayment Amount or then due and payable hereunder, and third in or towards payment of any other sum then due and payable hereunder or under the Agreement.

8	Evidence of Debt

8.1	Each Lender shall maintain accounts recording the amounts from time to time owing to it by the Borrower under this Agreement.

8.2	In any legal proceedings or otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amount of the Borrower’s obligations.

9	Acceleration

After the occurrence of an Event of Default and while such Event of Default is continuing, the Lenders may by notice in writing to the Borrower:

(i)	declare that all or part of any Advance made by the Lenders, together with accrued interest, be immediately due and payable, whereupon the same shall become immediately due and payable; and/or

(ii)	declare that all or part of any Advance made by the Lenders is payable on demand, whereupon the same shall immediately become payable on demand by the Lenders.

10	Subordination

In the case of a Default which is continuing, all liabilities payable or owing by the Borrower to the Lenders under this Agreement will rank behind the liabilities payable or owing by the Borrower under the Senior Finance Documents and the Lenders waive their rights in relation to any payment hereunder, unless and until all payment obligations of the Borrower under the Senior Finance Documents have been paid in full.

Notwithstanding any other provision of this Agreement, the Borrower shall not make, and the Lenders shall not demand, a payment of interest or principal with respect to any Advance which would result in the occurrence of a Default.

11	Assignment

11.1	The Borrower may not assign any of its rights or transfer any of its rights or obligations under this Agreement.

11.2	Each Lender may assign its rights and obligations under this Agreement to a wholly owned subsidiary (direct or indirect) of such Lender which has elected taxable REIT subsidiary status, provided that the terms of such assignment are approved in advance by the Facility Agent, and provided that, in case of an assignment to a wholly owned subsidiary not having its registered office in Belgium, a legal opinion on the legal and binding character of the obligations for such wholly owned subsidiary under this Agreement is issued to the Facility Agent.

11.3	This Agreement shall be binding on, and inure for the benefit of, the Borrower and the Lender and its respective successors.

12	Amendments or waivers

The Parties hereto may not amend or waive the terms of this Agreement without the Facility Agent’s prior written approval, which the Facility Agent will promptly seek upon request.

13	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction in respect of any Party, that shall not affect the validity or enforceability of the remaining provisions in that jurisdiction or of that provision in any other jurisdiction.

14	Notices

All notices, requests, claims, demands and other communications hereunder shall be delivered to the Parties in person by first class courier or by registered letter, postage prepaid and return receipt requested, or by telefax as follows:

If to Shurgard:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	Mr. Harrell L. Beck

	Telefax:	00 1-206 652.37.60

With a copy to:	To:	Shurgard Storage Centers Inc. Valley Street 1155, Suite 400 98109-4426 Seattle USA

	Attn:	General Counsel

	Telefax:	00 1-206 652.37.60

If to Crescent:	To:	Crescent Euro Self Storage Investments S.à r.l. 1, rue des Glacis L-1628 Luxembourg

	Attn:	Mr. Henry Thompson and Mrs. Emira Socorro

	Telefax:	00 973 218 333

If to the Borrower:	To:	First Shurgard Finance S.à r.l. 1, rue des Glacis 1628 Luxembourg Grand-Duchy of Luxembourg

	Attn:	Mr. Steven De Tollenaere

With a copy to:	To:	Shurgard Self Storage SCA Quai du Commerce 48 1000 Brussels Belgium

	Attn:	General Counsel

	Telefax:	00 32 2 229 56 55

If to the Facility Agent:	To:	Agency and Transaction Monitoring Tour Société Générale 17 Cours Valmy 92972 Paris-La Défense Cedex France

	Attn:	Nadia Lamrani

	Telefax:	00 33 1 4212 9854

Each change of address by a Party shall be notified to the other Parties in accordance with the provisions of this Clause 14.

Any notice, demand or other communication sent by first class courier or by mail shall be deemed to have been received by the Party to whom it was sent on the day shown as the day of receipt on the return receipt sent with the same. Any notice, demand or other communication sent by telefax shall be deemed, in the absence of proof to the contrary, to have been received by the Party to whom it was sent on the date of dispatch, provided that the report generated by the sender’s telefax machine shows that all pages of such notice, demand or other communication were properly transmitted to the recipient’s telefax number.

For the calculation of a period of time for any notice, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is not a Banking Day, the expiry date shall be postponed until the next Banking Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days.

15	Governing Law

This Agreement shall be governed by and construed in accordance with Belgian law.

16	Jurisdiction

16.1	Each Party agrees that the courts of Brussels, Belgium have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any suit, action or proceedings in connection with this Agreement may be brought in the courts of Belgium and accordingly irrevocably submits to the jurisdiction of the courts of Belgium.

16.2	Each Party agrees that a judgment or order of any court referred to in this Agreement is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

17	Counterparts

This Agreement may be executed in four (4) counterparts and all those counterparts taken together shall be deemed to constitute one and the same instrument.

[NEXT PAGE IS SIGNATURE PAGE]

Done in Brussels, on 21 February 2005, in four (4) originals. Each Party acknowledges receipt of its own original.

Shurgard Storage Centers Inc.:		Crescent Euro Self Storage Investments S.à r.l.:

Name:	Kris Van Mieghem	Name:	Henry Thompson
Title:	Attorney-in-fact	Title:	Manager

First Shurgard Finance S.à r.l.:		Société Générale:

Name:	Steven De Tollenaere	Name:	Judith Zimmermann
Title:	Manager	Title:

ANNEX 1

Borrower’s Advance Request Form

[Letterhead of the Borrower]

Shurgard Storage Centers Inc.

Attn. Mr. Harrell L. Beck

Valley Street 1155, Suite 400

98109-4426 Seattle

USA

Crescent Euro Self Storage Investments S.à r.l.

Attn. Henry Thompson and Emira Socorro

1, rue des Glacis

L-1628 Luxembourg

Dear Sirs,

Re: First Shurgard Finance S.à r.l. – Draw down on Shurgard 2005 Working Capital Facility

In accordance with Clause 3 of the Shurgard 2005 Working Capital Facility Agreement dated [•] 2005, as amended from time to time, we hereby request you to make an Advance in a total amount of USD [AMOUNT], of which USD [AMOUNT equal to 80% of the total Advance] is to be made by Crescent Euro Self Storage Investments S.à r.l. and USD [AMOUNT equal to 20% of the total Advance] is to be made by Shurgard Storage Centers Inc., and to pay such amounts, no later than [DATE], on the account [NUMBER] at [BANK],    , in the name of First Shurgard Finance S.à r.l..

Option 1: We hereby inform you that there is an imminent default by First Shurgard Finance S.à r.l. under Clause [•] of the Senior Credit Agreement (as defined in the Shurgard 2005 Working Capital Facility Agreement).

Option 2: We hereby inform you that there is an imminent default by First Shurgard Deutschland GmbH under Clause [•] of the Senior Credit Agreement (as defined in the Shurgard 2005 Working Capital Facility Agreement).

Option 3: We hereby inform you that an Event of Default exists under Clause [•] of the Senior Credit Agreement (as defined in the Shurgard 2005 Working Capital Facility Agreement).

Option 4: We hereby inform you that Extraordinary Employment Payments (as defined in the Shurgard 2005 Working Capital Facility Agreement) have been made.

1

Made in [PLACE], on [DATE]

First Shurgard Finance S.à r.l.:

Name:	[•]
Title:	Manager

cc: Shurgard Storage Centers Inc., General Counsel

Agency and Transaction Monitoring (Facility Agent), Nadia Lamrani

2

ANNEX 2

Overview of Borrower’s sources and uses of funds

First Shurgard Sources and uses of funds - Template

	Month 1	Month 2	Month 3	Month 4	Month 5	Month 6	Month 7	Month 8	Month 9	Month 10	Month 11	Month 12
Uses
Development
Direct Project Costs	0	0	0	0	0	0	0	0	0	0	0	0

Operations
Revenue
Operating Expenses
Rent
Net Operating Income before Management fees	0	0	0	0	0	0	0	0	0	0	0	0
JV Fees - Development Fees
JV Fees - Management, Marketing & Asset Management
CAPEX
Non Store Expenses
Other

Operations cashflow	0	0	0	0	0	0	0	0	0	0	0	0

Financing
Senior Interest
Other Finance Costs

	0	0	0	0	0	0	0	0	0	0	0	0

Total Financing Needs	0	0	0	0	0	0	0	0	0	0	0	0

Sources
Draw on SG facility	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Equity	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Additional Mezzanine (5 M€)	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Working Capital (2 M€)	—	—	—	—	—	—	—	—	—	—	—	—
Draw on Mezzanine (15 M€)	—	—	—	—	—	—	—	—	—	—	—	—

Total Sources	0	0	0	0	0	0	0	0	0	0	0	0

Opening Cash Balance		0	0	0	0	0	0	0	0	0	0	0
Closing Cash Balance	0	0	0	0	0	0	0	0	0	0	0	0

Funding Balances
Outstanding SG Loan	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Equity	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Additional Mezzanine	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Working Capital	—	—	—	—	—	—	—	—	—	—	—	—
Outstanding Mezzanine	—	—	—	—	—	—	—	—	—	—	—	—